UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 18, 2008 (September 12, 2008)

SkyTerra Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13865	23-2368845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10802 Parkridge Boulevard

Reston, VA 20191

(Address of principal executive offices, including zip code)

(703) 390-1899

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 12, 2008, Mobile Satellite Ventures LP (“MSV”), a subsidiary of SkyTerra Communications, Inc. (the “Company”), entered into a fifteen-year agreement (the “Agreement”) with Qualcomm Incorporated (“Qualcomm”) for the provision by Qualcomm of satellite enabled mobile chipsets and satellite base station components built upon Qualcomm-adapted EV-DO technology to facilitate the development of L-band and S-band mobile devices and network systems. A broad range of Qualcomm chipsets, to be available on a mass-market basis, will include satellite and L-band capabilities. The Agreement contemplates that from September 12, 2008, through November 15, 2008, MSV and Qualcomm shall complete the detailed specifications and approach for the technology development (the “R&S Period”). MSV has the right to terminate the Agreement at any time during the R&S Period without any further obligations.

The Agreement also contemplates that other operators (together with MSV, each an “Operator”) may enter into similar arrangements with Qualcomm. The termination by one Operator of its agreement with Qualcomm does not affect the agreement of any other Operator. The Company has been advised that ICO Satellite Services G.P. (“ICO”) has entered into a similar agreement with Qualcomm. Each Operator will fund a portion of the related non-recurring expenses (NRE) incurred in connection with the Agreements, which will result in a further sharing of NRE if and when additional Operators enter into similar agreements with Qualcomm.

The MSV portion of the NRE to be paid to Qualcomm is expected to be in an amount not to exceed ten million dollars, which amount will be reduced if other Operators enter into similar agreements with Qualcomm. MSV’s funding obligations were previously included in MSV’s strategic and capital requirements planning.

In connection with entering into the Agreement, subject to certain rights of termination, MSV and ICO have entered into a mutual non-assertion agreement with respect to relevant aspects of their respective patent portfolios as well as certain other related agreements to the Qualcomm development effort.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 18, 2008	By:	/s/ Randy Segal
	Name:	Randy Segal
	Title:	General Counsel